AMENDED AND RESTATED PROMISSORY NOTE

$3,500,000.00                                                                                            December 27, 2002

        FOR VALUE RECEIVED, DISCOVERY TOYS, INC., a California corporation (“Payor”) promises to pay to the order of AVON PRODUCTS, INC., a New York corporation or subsequent holder of this Note (“Payee”), at its office at 1345 Avenue of the Americas, New York, New York 10105 or at such other address as Payee may specify, in lawful money of the United States of America, the sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00), with interest from January 15, 1999 on the unpaid principal balance at the rate of four and sixty four one-hundredths of one percent (4.64%) per annum compounded annually. This Note is the Note referred to in Sections 6.2(k) and 6.4(f) and certain other sections of that certain Stock Transfer Agreement dated as of January 15, 1999 among Discovery Toys, L.L.C., a New Jersey limited liability company the (the “LLC”), Payor and Payee (the “Transfer Agreement”) and in Section 1.3 of that certain Agreement dated as of June 28, 2001 among the Payor, Avon Products, Inc., and the stockholders of the Company named therein. This Note amends and restates that Note of Payor in the principal amount of $3,500,000.00 dated January 15, 1999 as further amended on June 28, 2001. Upon the execution and delivery hereof, each prior Note as amended shall be deemed null and void and of no further force or effect and shall be cancelled and returned to Payor.

        The principal and all accrued and unpaid interest on this Note shall be payable to the extent of $150,000 in respect of accrued interest on June 30, 2003 and the balance on the earliest to occur of (i) December 31, 2004; or (ii) the sale or transfer of all or substantially all of the assets of Payor, or fifty percent (50%) or more of the fully diluted outstanding capital stock of Payor (the “Company Shares”)to an entity which is not directly or indirectly controlled by Eos International Inc., a Delaware corporation. For purposes hereof controlled means the beneficial ownership of 50% or more of the capital stock having the ordinary right to vote for directors.

        Each of the following events shall constitute an Event of Default (an “Event of Default”) under this Note:

    (a)        Failure of Payor to pay any amount due and payable under this Note when due, whether at the time scheduled for payment thereof or by reason of acceleration thereof or otherwise;

    (b)        Payor shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of any material part of its property; (ii) admit in writing its inability to pay debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated bankrupt or insolvent; (v) file a voluntary petition in bankruptcy or a petition or an answer seeking an arrangement with creditors or take advantage of any bankruptcy, insolvency, readjustment of debt, dissolution or liquidation law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or (vi) take any action for the purpose of effectuating any of the foregoing; and

    (c)        Any order, judgment or decree shall be entered, without Payor’s application, approval or consent, by any court of competent jurisdiction, approving a petition seeking reorganization of Payor or of all or a substantially part of its assets, or appointing a receiver, custodian, trustee, intervenor or liquidator therefor, or such a petition seeking reorganization or liquidation shall be filed against Payor and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; and

    (d)        Payor shall materially breach its obligations to Payee under the Security Agreement dated as of December 27, 2002 between Payor and Payee, as the same is amended from time to time and Payor shall fail to correct such material breach thirty (30) days after written notice from Payee to Payor specifying the nature of such material breach and the corrective action required.

        Upon the occurrence of an Event of Default hereunder, at the option of Payee: (i) Payee may declare this Note immediately due and payable in full, as to principal, interest and any other sums payable hereunder, whereupon all such sums shall be and become immediately due and payable in full; and (ii) Payee shall be entitled to exercise forthwith against Payor any and all rights and remedies that may otherwise be available to Payee hereunder and at law or in equity.

        This Note, and any payments due hereon, shall be subordinated to all Senior Debt (as hereinafter defined), whether now or hereafter existing, of Payor. For the purpose of this Note, “Senior Debt” shall mean and include the outstanding principal of, premium, if any, and interest on all indebtedness of Payor (i) to PNC Bank, National Association (“PNC Bank”), as agent for the lenders, under the working capital facility extended by PNC Bank, as lender and as agent for the lenders, to Payor, on the terms and conditions available under such facility and up to the maximum amount of $7,000,000, as proposed to be amended; or (ii) to any other lender or lenders under any substitute working capital, letter of credit, surety or other like facility made available to Payor from time to time, up to an aggregate maximum amount of $7,000,000 as to all such lenders at any given time; and any renewal, extensions, deferrals or replacements of any such indebtedness up to an aggregate maximum amount of $7,000,000. In the event of the distribution of assets of Payor upon liquidation, dissolution, or reorganization of Payor, then of Payor, then principal, interest or premium on Senior Debt shall be paid before any payment is made to Payee. In the event the Note is declared due and payable before its stated maturity, no payment shall be made to Payee until principal, interest, and premium on Senior Debt shall have been paid in full. This Note shall be secured by the Security Agreement between Payor and Payee dated as of December 27, 2002, as the same is amended from time to time.

        No remedy conferred upon or reserved or available to Payee shall be exclusive of any other remedy or remedies available to it, but each and every remedy shall be cumulative and shall be in addition to every such remedy now or hereafter existing at law or in equity. No delay or omission on the part of Payee to exercise any right or power arising upon the occurrence of any Event of Default shall impair any right or power of Payee or be construed to be a waiver by Payee of’ such Event of Default. Any right or power of Payee may be exercised from time to time and as often as may be deemed expedient by it.

        Payor hereby: (i) waives demand, presentment for payment, notice of intention to accelerate, notice of acceleration, protest, notice of protest, and all other notices and diligence in collecting this Note; and (ii) agrees that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute suit or exhaust rights against Payor.

        Payor agrees to pay Payee’s reasonable expenses to obtain, enforce or liquidate payment or performance of any of Payor’s obligations under this Note, which expenses shall include reasonable attorney’s fees and expenses incurred by Payee.

        No waiver or modification of the term of this Note shall be valid unless in writing signed by each Payee and Payor and then only to extent therein set forth.

        This Note shall be governed by and construed and enforced in accordance with the Laws of the State of New York.

        This Note shall be binding upon the Payor and its respective successors and assigns, and shall be enforced by Payee, its successors, assigns or subsequent holders of this Note. Any transferee of this Note may be required to execute an intercreditor agreement pursuant to the terms of a Security Agreement between Payor and Payee.

        IN WITNESS WHEREOF, Payor has executed and delivered this Note to be effective as of the day and year first above-written.

DISCOVERY TOYS, INC. By: JAMES M. CASCINO —————————————— Name: James M. Cascino Title: Chief Executive Officer

3